Exhibit 99

             Snap-on Announces 2005 First-Quarter Results

    KENOSHA, Wis.--(BUSINESS WIRE)--April 21, 2005--Snap-on
Incorporated (NYSE:SNA), a global leader in professional tools, diagnostics and equipment, today announced 2005 first-quarter results.

    -- Net earnings for the first quarter of 2005 were $17.9 million, or $0.31 per diluted share, compared with $12.7 million, or $0.22 per diluted share, a year ago. Operating earnings increased 27% to $34.3 million from $27.0 million in the prior year.

    -- Net sales were $598.7 million in the first quarter of 2005 compared to $595.1 million in the prior year. Total revenue was $612.8 million compared to $616.3 million a year ago.

    -- Snap-on continues to expect net earnings to show an improving trend during 2005.

    "I am pleased to report that our associates throughout Snap-on are focused on actions targeted at building stronger customer responsiveness, enhancing our brand strength and growing our earnings," said Jack D. Michaels, chairman, president and chief executive officer. "During the first quarter, we began to see some improvement in our operating measurements. We continue to work to improve our manufacturing effectiveness, provide a substantially enhanced level of customer service and reduce the complexity and cost structure within our organization. As a result, Snap-on continues to expect net earnings to show an improving trend during 2005 and to exceed full-year 2004 earnings."

    First-quarter Results

    Net sales were $598.7 million in the first quarter of 2005 compared with $595.1 million in the first quarter of 2004. Of the $3.6 million increase, $12.3 million was due to currency translation, which offset $8.7 million of lower sales largely reflecting a decline in sales in the U.S dealer business principally due to a lower number of dealer vans in operation. Total revenue was $612.8 million in the first quarter of 2005 compared with $616.3 million in the prior year, a decline that largely reflects lower credit originations in Snap-on's domestic financing business.
    Net earnings were $17.9 million in the first quarter of 2005 compared with $12.7 million in the first quarter of 2004. Operating earnings were $34.3 million in the first quarter of 2005 compared with $27.0 million in the comparable period a year ago. Operating earnings benefited from increased selling prices and lower operating expenses, despite the impact of higher steel costs. Operating earnings were also negatively affected by the decline in sales and $6.6 million of lower earnings contribution from financial services. Operating earnings in the first quarter of 2005 included $7.8 million of restructuring costs compared with $9.9 million a year ago.

    Segment Results

    Due to recent changes in Snap-on's management organization structure, Snap-on realigned its business segments during the first quarter of 2005. The primary changes include the reclassification of Snap-on's Technical Representative support organization from the Snap-on Dealer Group to the Diagnostics and Information Group and the segregation of Snap-on's general corporate expenses from the operating earnings of the business segments. Prior period figures have been restated to reflect these changes. For additional information on Snap-on's segments, refer to the Form 8-K filed with the Securities and Exchange Commission on April 15, 2005, and to Snap-on's 2004 Annual Report on Form 10-K.
    Snap-on Dealer Group operating earnings were $18.1 million on total revenues of $255.8 million in the first quarter of 2005, compared with $14.9 million of operating earnings on $262.9 million of total revenues in the first quarter of 2004.
    Operating earnings as a percentage of sales increased to 7.1% in the first quarter of 2005 compared with 5.7% in 2004. Segment operating earnings for the first quarter of 2005 were reduced by the lower sales volume, $3.3 million of higher steel costs and $3.0 million of costs related to the termination of a supplier relationship, which also resulted in Snap-on's acquisition of that supplier's manufacturing facility, as well as by continued high costs associated with U.S. manufacturing inefficiencies. These effects were more than offset by higher selling prices and lower costs, including $5.4 million in lower restructuring costs.
    Currency translation increased revenue by $2.8 million, but was more than offset by a sales decline of $9.9 million. A lower average number of dealer vans in operation for the quarter coupled with product backlog, largely resulting from production inefficiencies, contributed to the lower level of year-over-year domestic sales in 2005. Actions to enhance manufacturing operations, including new machine tooling, the acquisition of a production facility formerly managed by a supplier and improved manufacturing processes, are beginning to provide greater production effectiveness and a higher level of "complete and on-time" product deliveries. These ongoing initiatives are expected to lead to improved levels of service and product deliveries to dealers and customers. In addition, as the effectiveness of its supply chain improves, Snap-on expects to experience growth in the number of dealer vans in operation in the second half of this year, reflecting the continued strength in franchise applications, along with a resulting improvement in sales activities.
    Commercial and Industrial Group operating earnings were $11.0 million on total revenues of $293.8 million in the first quarter of 2005 compared with operating earnings of $3.3 million on $282.8 million of total revenues in the first quarter of 2004.
    Operating earnings in the first quarter of 2005 benefited from lower costs, including improved efficiencies and greater productivity from continuous improvement activities. Increased selling prices partially offset $3.5 million of higher steel costs.
    Of the $11.0 million increase in total revenue, $8.7 million was due to currency translation and $2.3 million reflects higher sales. Increased sales of tools for industrial applications worldwide, and in particular in North America, offset a decline in vehicle service equipment sales.
    Diagnostics and Information Group operating earnings were $9.3 million on total revenues of $114.4 million for the first quarter of 2005 compared with $9.2 million of operating earnings on $118.2 million of total revenues in the first quarter of 2004.
    As a percentage of sales, operating earnings in the first quarter of 2005 increased to 8.1% compared with 7.8% a year ago. The effect of lower total revenue was more than offset by an improved mix of higher-margin product sales year over year.
    Sales decreased $4.8 million year over year, largely reflecting software sales made in the first quarter of 2004 for state emission program updates, which were not repeated in 2005, partially offset by higher handheld diagnostics sales. Currency translation contributed $1.0 million to revenues.
    Financial Services operating earnings were $4.3 million on $14.1 million of total revenue compared with $10.9 million of operating earnings on $21.2 million of total revenues in the first quarter of 2004. Operating earnings decreased in the first quarter of 2005 principally as a result of higher interest rates coupled with lower loan originations.
    Corporate general expenses were $8.4 million in the first quarter of 2005, down from $11.3 million a year ago. Savings from cost reduction actions and benefits from mark-to-market adjustments on stock-based incentive plans were partially offset by $2.0 million in restructuring costs related to severance actions.

    Cash Flow

    Cash flow from operating activities was $19.3 million in the first quarter of 2005 compared with $33.8 million in the prior year. A $5.2 million increase in net earnings was more than offset by an increase in working investment (defined as accounts receivable net of allowances plus inventories less accounts payable - those components of working capital that are impacted more directly by operational decisions) that resulted in a $19.4 million negative year-over-year swing in use of cash. Inventory increases during the quarter occurred in anticipation of future sales expectations, while higher receivables reflect the effect of higher sales in international markets that have longer payment terms. In addition, a decline in depreciation and amortization of $4.3 million year over year largely reflects the effect of accelerated depreciation related to the closing of the two hand-tool facilities in the prior year.
    Use of cash flow in the first quarter of 2005 principally included capital expenditures of $9.2 million, $14.5 million for dividends to shareholders and $7.7 million for the repurchase of 225,000 shares of Snap-on Common Stock. In the comparable period a year ago, capital expenditures were $7.3 million, dividend payments were $14.6 million and share repurchases totaled $4.7 million. At the end of the first quarter of 2005, cash and cash equivalents were $145.4 million, a decrease of $4.6 million from year-end 2004.

    Outlook

    Snap-on will continue to emphasize improving customer service levels, particularly those relating to production issues in its U.S. hand tool plants, reducing complexities and associated costs throughout the worldwide organization, strengthening and growing its U.S. dealer van franchise system, delivering continued improvements in the Commercial and Industrial businesses, and further enhancing a leading marketplace position for diagnostics and information products. Improvements toward these objectives were achieved in the first quarter of 2005, and Snap-on expects further improvements going forward.
    Further progress toward these objectives is anticipated to lead to improved levels of service and product deliveries to dealers and customers. In addition, as the effectiveness of its supply chain improves, Snap-on expects to experience growth in the number of dealer vans in operation in the second half of this year, reflecting the continued strength in franchise applications, along with a resulting improvement in sales activities.
    Snap-on continues to expect net earnings to show an improving trend during 2005 and to exceed full-year 2004 earnings, despite costs associated with its improvement initiatives. As reported previously at the end of the fourth quarter of 2004, Snap-on estimates that full-year 2005 restructuring costs will total $20 million to $25 million. Benefits from prior actions, as well as ongoing continuous improvement initiatives, are anticipated to exceed the costs associated with those actions and provide future operating leverage from sales activities.
    "Our ongoing actions are aimed at accelerating the building of long-term shareholder value through improved financial profitability and earnings growth," said Michaels. "We believe that by placing an urgent emphasis on improved customer responsiveness, while maintaining our strong heritage of product quality, performance and innovation, we can substantially strengthen our brands' global appeal and sales."

    A discussion of this announcement will be webcast at 8:00 a.m. CDT today, and a replay will be available for at least 10 days following the call. To access the Webcast, visit www.snapon.com, click on Snap-on Corporate and then on Investor Events in the drop-down menu under Investor Information. Additional detail about Snap-on is also available on the Snap-on Web site.

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 11,500 people worldwide.

    Important information about forward-looking statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "targets," "plans," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that any forward-looking statements included in this release that are based upon assumptions and estimates were developed by management in good faith and that management believes such assumptions and estimates to be reasonable as of the date of this release. However, these statements are subject to risks, uncertainties or other factors, including some events that may not be within the control of the company, that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement.
    These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally, and the timing and progress with which Snap-on can attain savings from cost reduction actions, including its ability to implement and complete planned reductions in workforce, achieve improvements in the company's manufacturing footprint, successfully manage relationships with suppliers, achieve improvements in supply chain efficiencies, and enhance machine maintenance, plant productivity and manufacturing line set-up and change-over practices, any or all of which could result in production inefficiencies, higher cost and lost revenues. These risks also include uncertainties related to Snap-on's capability to retain and attract dealers, capture new business, introduce successful new products, as well as its ability to withstand disruption arising from planned facility closures, or other labor interruptions, and external negative factors including terrorist disruptions on business; potential changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur; the absence of significant changes in the current competitive environment, inflation and other monetary fluctuations, interest rates, legal proceedings, and energy and raw material supply and pricing (including steel and gasoline), supplier and contract manufacturer disruptions, the amount, rate and growth in Snap-on's general and administrative expenses (e.g. health care and/or pension costs) or the material worsening of economic situations around the world, particularly in North America and/or Europe, its ability to increase prices due to higher raw material costs, and the effect of new accounting standards and/or legislation. In addition, investors should be aware that generally accepted accounting principles prescribe when a company should reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results, therefore, may appear to be volatile in certain accounting periods.
    These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by the company or its management that the projected results will be achieved. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release. It is Snap-on's policy not to disclose to securities analysts or other investment professionals any material non-public information or other confidential information. Any opinions, estimates or forecasts regarding Snap-on performance made by analysts are theirs alone and do not represent the opinions, forecasts or predictions of Snap-on or its management, nor does Snap-on endorse or otherwise comment on such estimates or forecasts.

    For additional information, visit www.snapon.com.


                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)

                                               Three Months Ended
                                           ---------------------------
                                             April 2,      April 3,
                                               2005          2004
                                           ------------- -------------

Net sales                                        $598.7        $595.1
Financial services revenue                         14.1          21.2
                                           ------------- -------------
Total revenue                                     612.8         616.3
Cost of goods sold                               (341.8)       (345.8)
Operating expenses                               (236.7)       (243.5)
                                           ------------- -------------
Operating earnings                                 34.3          27.0
Interest expense                                   (5.9)         (5.6)
Other income (expense) - net                       (0.9)         (1.9)
                                           ------------- -------------
Earnings before income taxes                       27.5          19.5
Income tax expense                                 (9.6)         (6.8)
                                           ------------- -------------
Net earnings                                      $17.9         $12.7
                                           ============= =============



Earnings per share - basic and diluted            $0.31         $0.22
                                           ============= =============

Weighted-average shares outstanding:
  Basic                                            57.8          58.2
  Effect of dilutive options                        0.5           0.5
                                           ------------- -------------
  Diluted                                          58.3          58.7
                                           ============= =============


                         SNAP-ON INCORPORATED
         Revenue and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)

                                               Three Months Ended
                                           ---------------------------
                                             April 2,      April 3,
                                               2005          2004
                                           ------------- -------------

External revenue
Snap-on Dealer Group                             $255.8        $262.9
Commercial and Industrial Group                   259.2         252.2
Diagnostics and Information Group                  83.7          80.0
Financial Services                                 14.1          21.2
                                           ------------- -------------
Total external revenue                           $612.8        $616.3
                                           ============= =============

Intersegment revenue
Snap-on Dealer Group                                 $-            $-
Commercial and Industrial Group                    34.6          30.6
Diagnostics and Information Group                  30.7          38.2
Financial Services                                    -             -
                                           ------------- -------------
Total intersegment revenue                        $65.3         $68.8
                                           ============= =============

Total revenue
Snap-on Dealer Group                             $255.8        $262.9
Commercial and Industrial Group                   293.8         282.8
Diagnostics and Information Group                 114.4         118.2
Financial Services                                 14.1          21.2
                                           ------------- -------------
Segment revenue                                   678.1         685.1
Intersegment eliminations                         (65.3)        (68.8)
                                           ------------- -------------
Total consolidated revenue                       $612.8        $616.3
                                           ============= =============

Operating earnings
Snap-on Dealer Group                              $18.1         $14.9
Commercial and Industrial Group                    11.0           3.3
Diagnostics and Information Group                   9.3           9.2
Financial Services                                  4.3          10.9
                                           ------------- -------------
Segment operating earnings                         42.7          38.3
Corporate                                          (8.4)        (11.3)
                                           ------------- -------------
Operating earnings                                 34.3          27.0
Interest expense                                   (5.9)         (5.6)
Other income (expense) - net                       (0.9)         (1.9)
                                           ------------- -------------
Earnings before income taxes                      $27.5         $19.5
                                           ============= =============

Segment revenues are defined as total revenues, including both external customer revenue and intersegment revenue. Segment operating earnings are defined as segment revenues less cost of goods sold and operating expenses, including restructuring costs.

Due to recent changes in Snap-on's management organization structure, Snap-on realigned its business segments during the first quarter of fiscal 2005. The primary changes include the reclassification of Snap-on's Technical Representative support organization from the Snap-on Dealer Group to the Diagnostics and Information Group and the segregation of Snap-on's general corporate expenses from the operating earnings of the business segments. Prior period figures have been restated to reflect these changes. For additional information on Snap-on's segments, refer to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2005, and to Snap-on's 2004 Annual Report on Form 10-K.


                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)

                                               Three Months Ended
                                           ---------------------------
                                             April 2,      April 3,
                                               2005          2004
                                           ------------- -------------

Operating activities
Net earnings                                      $17.9         $12.7
Adjustments to reconcile net earnings to
 net cash provided (used) by operating
 activities:
  Depreciation                                     13.5          18.4
  Amortization of other intangibles                 1.1           0.5
  Deferred income tax provision                       -           1.3
  Loss (gain) on sale of assets                     0.7          (0.1)
  Loss (gain) on mark to market for cash
   flow hedges                                     (0.3)         (0.9)
Changes in operating assets and
 liabilities:
  (Increase) decrease in receivables              (17.4)        (14.6)
  (Increase) decrease in inventories              (14.1)         (3.5)
  (Increase) decrease in prepaid and other
   assets                                          14.2          (5.3)
  Increase (decrease) in accounts payable           9.1          15.1
  Increase (decrease) in accruals and
   other liabilities                               (5.4)         10.2
                                           ------------- -------------
Net cash provided by operating activities          19.3          33.8

Investing activities
Capital expenditures                               (9.2)         (7.3)
Proceeds from disposal of property and
 equipment                                          3.0           1.0
                                           ------------- -------------
Net cash used in investing activities              (6.2)         (6.3)

Financing activities
Net increase (decrease) in short-term
 borrowings                                         1.3          (1.3)
Purchase of treasury stock                         (7.7)         (4.7)
Proceeds from stock purchase and option
 plans                                              6.5           5.0
Cash dividends paid                               (14.5)        (14.6)
                                           ------------- -------------
Net cash used in financing activities             (14.4)        (15.6)

Effect of exchange rate changes on cash and
 cash equivalents                                  (3.3)         (0.4)
                                           ------------- -------------
Increase (decrease) in cash and cash
 equivalents                                       (4.6)         11.5

Cash and cash equivalents at beginning of
 period                                           150.0          96.1
                                           ------------- -------------
Cash and cash equivalents at end of period       $145.4        $107.6
                                           ============= =============

Supplemental cash flow disclosures
Cash paid for interest                           $(10.4)       $(10.3)
Cash refunded for income taxes                      6.2          10.5


                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)
                              (unaudited)

                                              April 2,    January 1,
                                               2005          2005
                                           ------------- -------------

Assets
  Cash and cash equivalents                      $145.4        $150.0
  Accounts receivable - net of allowances         550.3         542.0
  Inventories
    Finished goods                                310.4         308.6
    Work in process                                44.4          40.0
    Raw materials                                  70.2          69.6
    Excess of current cost over LIFO cost         (76.4)        (76.3)
                                           ------------- -------------
      Total inventories                           348.6         341.9
  Deferred income tax benefits                     82.9          77.1
  Prepaid expenses and other assets                71.7          81.6
                                           ------------- -------------
      Total current assets                      1,198.9       1,192.6

  Property and equipment - net                    298.3         313.6
  Deferred income tax benefits                      8.7           9.4
  Goodwill                                        424.6         441.1
  Other intangibles - net                          67.6          70.0
  Pension assets                                  159.4         159.7
  Other assets                                     94.9         103.7
                                           ------------- -------------
      Total Assets                             $2,252.4      $2,290.1
                                           ============= =============

Liabilities
  Accounts payable                               $201.0        $194.9
  Notes payable and current maturities
   of long-term debt                              129.0         127.8
  Accrued benefits                                 36.1          34.5
  Accrued compensation                             52.1          57.2
  Dealer deposits                                  42.3          46.9
  Deferred subscription revenue                    31.0          26.2
  Income taxes                                     29.6          21.9
  Other accrued liabilities                       152.4         164.8
                                           ------------- -------------
    Total current liabilities                     673.5         674.2

  Long-term debt                                  202.1         203.2
  Deferred income taxes                            79.0          76.5
  Retiree health care benefits                     88.9          89.0
  Pension liabilities                              73.3          73.3
  Other long-term liabilities                      59.4          63.2
                                           ------------- -------------
    Total Liabilities                           1,176.2       1,179.4
                                           ------------- -------------

Shareholders' Equity
  Common stock                                     67.0          67.0
  Additional paid-in capital                       92.4         105.8
  Retained earnings                             1,112.1       1,108.7
  Accumulated other comprehensive
   income (loss)                                   92.4         129.1
  Grantor stock trust at fair market value       (127.1)       (147.0)
  Treasury stock at cost                         (160.6)       (152.9)
                                           ------------- -------------
    Total Shareholders' Equity                  1,076.2       1,110.7
                                           ------------- -------------
    Total Liabilities and Shareholders'
     Equity                                    $2,252.4      $2,290.1
                                           ============= =============

    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262-656-5561
             or
             William Pfund (Investors), 262-656-6488